UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2008

CLEARONE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	000-17219	87-0398877
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5225 Wiley Post Way, Suite 500 Salt Lake City, Utah 84116
(Address of principal executive offices) (Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 975-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[     ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)
[     ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[     ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                                Regulation FD Disclosure.

A jury trial was held in federal court in Utah in connection with our lawsuit (the “Intellectual Property Case”) against Biamp Systems Corporation (“Biamp”); WideBand Solutions, Inc. (“WideBand”); three of WideBand’s principals – Dr. Jun Yang, who was a former ClearOne employee, Andrew Chiang, who was previously affiliated with an entity that sold certain assets to ClearOne, and Lonny Bowers; and Versatile DSP, Inc. (collectively, the “Defendants”).  Our complaint brought claims against different combinations of the Defendants for, among other things, misappropriation of trade secrets, breach of contract, breach of the covenant of good faith and fair dealing, and breach of fiduciary duty, primarily in relation to the theft of certain algorithms and computer code.  At trial, and throughout the Intellectual Property Case, ClearOne was represented by the Utah law firm of Magleby & Greenwood, P.C.

On November 7, we announced that the jury returned a verdict in the Intellectual Property Case in favor of ClearOne and against all of the Defendants.  Accordingly, the jury awarded us approximately $3.5 million in compensatory damages and $7.0 million in punitive damages.  Among other things, the jury found that all of the Defendants willfully and maliciously misappropriated our trade secrets.  Based on that finding, the court may also award ClearOne exemplary damages and reasonable attorneys’ fees.  The court left in place the previously-entered preliminary injunction, pending our application for entry of a permanent injunction against the Defendants.

While we intend to vigorously pursue collection of the damage awards, collectability of the judgments cannot be guaranteed.  Furthermore, the jury’s verdict and damage awards are subject to appeal by one or more of the Defendants.

On November 7, 2008, we issued a press release announcing the jury verdict and the damage awards.  A copy of the press release is attached as an exhibit to this report.

Item 9.01.                                Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired.

Not applicable.

(b)           Pro Forma Financial Information.

Not applicable.

(c)           Exhibits.

Exhibit No.	Title of Document	Location
99.1	Press Release issued by ClearOne Communications, Inc. dated November 7, 2008.	This Filing

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2008	CLEARONE COMMUNICATIONS, INC.

By: /s/ Zeynep Hakimoglu
Zeynep Hakimoglu
Chairman, President and CEO

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